Exhibit 10.3 Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

August 28, 2025 (REVISED)

Jeff Mathew
5 Pine Grove Avenue Woburn, MA 01801

Re: Offer Letter – SVP, Chief Information Officer Dear Jeff:
Frontier Airlines, Inc. (“Frontier”) is pleased to offer you the position of SVP, Chief Information Officer. You will have such duties as are normally associated with this position as such duties may be modified or supplemented by Jimmy Dempsey, President, or any subsequent designee, to whom you will report. In the course of your employment with Frontier, you will be subject to and required to comply with all company policies and applicable laws and regulations. These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

Your employment will begin on September 22, 2025, contingent on the successful completion of our normal compliance processes, including background screening, reference checks and drug testing (as needed). Beginning on that date, you will be paid a base salary at the annual rate of $425,000 (subject to required tax withholding and other authorized deductions). Your base salary will be payable in accordance with Frontier’s standard payroll policies and be subject to adjustment pursuant to Frontier’s policies as in effect from time to time, which policies currently include an annual review.

Short-Term Incentive: In addition to your base salary, you will be eligible to earn an annual cash performance bonus, at the discretion of the Board of Directors (the “Board”) of Frontier Group Holdings, Inc. (“FGHI”), parent company of Frontier, or its Compensation Committee, based on the attainment of performance metrics for Frontier and/or individual performance objectives, in each case established and evaluated by the Board or its Compensation Committee. Your target annual bonus will be 65% of your base salary, but the actual amount of your annual bonus may range from 0% to 130% of your base salary. Any annual bonus will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether Frontier pays you an annual bonus and the amount of any such annual bonus will be determined by the Board or its Compensation Committee, in its sole discretion. For 2025, your target and any actual annual bonus will be calculated and prorated based on the portion of the year during which you were employed by Frontier.

Equity: Frontier is owned by Frontier Group Holdings, Inc. (“FGHI”). FGHI has adopted an equity incentive plan and related documents (the “Equity Plan”) pursuant to which FGHI may grant equity awards. At its first regularly scheduled meeting after your employment start date, FGHI’s Board will grant to you, pursuant to the Equity Plan, a number of restricted stock units equal to $1,000,000

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

divided by the per share fair market value of FGHI’s common stock as determined by the Board in its sole discretion. The restricted stock units will vest as to twenty-five percent (25%) of the shares of FGHI common stock initially subject thereto on each anniversary of your employment start date, subject to your continuing employment by Frontier through the applicable vesting date. However, if you are terminated without Cause within your first twelve months of employment, you will receive the cash equivalent of the market value of your first 25% tranche of your initial equity grant calculated as of your last date of employment. Your equity award shall vest fully upon any Change in Control (as defined in the Equity Plan.) The restricted stock units shall otherwise be subject to the terms of the applicable plan and the restricted stock unit agreement evidencing the award to be entered into between you and FGHI.

Annual Equity Grant: Subject to approval by Frontier’s Board of Directors, you will be eligible to receive an annual equity grant award made up of RSU’s and PSU’s based on the Company’s performance and your individual performance. The award will vest at a rate of one-third (33.3%) per year and will fully vest three years after the grant date, subject to your continued employment by Frontier through the applicable vesting date. All awards will be subject to the terms of the aforementioned Equity Plan.

Relocation: This position is based at Frontier’s headquarters in Denver, Colorado. By June 22, 2026 you will be expected to permanently reside in the Denver metro area. Until that time, you will be able to commute in via Positive Space travel on Frontier on a schedule determined by you and your supervisor, but at a minimum level of three days per week, and up to five days per week based on business demands. You will be able to commute into Denver, CO via Positive Space travel on Frontier Airlines and hotel room accommodation will be provided to you by Frontier through its corporate hotel arrangements in Denver, CO. Beyond air travel and hotel room expenses, commuting costs will be your responsibility. Should you fail to permanently relocate to Denver by June 22, 2026 or terminate your employment with Frontier on or before September 22, 2026, you will be expected to reimburse Frontier for any monies paid to you as part of your relocation reimbursement (see below paragraph); such expenses may be deducted from your final paycheck, among other alternatives, if not promptly reimbursed.

Frontier will reimburse you for all reasonable expenses you and your immediate family incur in relocating to Denver, Colorado, including air fare (including airfare on OA while commuting), car rental, hotels, meals, commuting expense and other temporary living expenses, as well as packing, unpacking and shipping costs for personal and household items and an automobile, and sales commission on your home, up to $120,000 for all such expenses. Any relocation expenses exceeding
$120,000 must be approved by Frontier’s Senior Vice President, HR. Relocation expenses must be submitted no later than December 31, 2026; any unused funds will be forfeited at that time.

Travel Benefits: During the term of your employment, Frontier will provide you, your spouse, your eligible children and your parents privileges to travel positive space on Frontier Airlines with the priority code PS2B in accordance with Frontier policy to the same extent and use of such benefits by senior executives (the “Flight Benefit”). You shall also receive flight benefits on Frontier Airlines in the form of a Universal Air Travel Plan, Inc. (“UATP”) card made available once per twelve-month

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

period that provides for travel by you and your family and friends solely on Frontier Airlines in the amount of $8,250 that must be used, if at all, within twelve months of the date the UTAP card is issued. Your $8,250 annual UATP benefit will be prorated for 2025.

Vacation: During the term of your employment, you will be entitled to four weeks of annual paid vacation, in accordance with Frontier’s vacation policy as it may be amended from time to time. Please note that vacation time at this level is not tracked, nor is unused vacation time paid out upon separation.

Benefits: You will be eligible during your employment to participate in all the employee benefits and benefit plans that Frontier generally makes available to its regular full-time employees. In addition, during your employment, you will be eligible for other standard benefits, to the extent applicable generally to other similarly situated employees of Frontier. Frontier reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

If Frontier terminates your employment without Cause (as defined below) and you (a) deliver a general release of all claims against Frontier and its affiliates in a form acceptable to Frontier that becomes effective and irrevocable within sixty (60) days following such termination of employment (the “Release Condition”), and (b) comply with the Additional Terms attached hereto as Exhibit A (the “Additional Conditions,” and together with the Release Condition, the “Conditions”): (i) you will receive, promptly following the date the Release Condition is satisfied, a lump sum payment equal to your annual base salary and target bonus at the time of termination, less applicable withholdings; and
(ii) Frontier will continue to provide the Flight Benefit until the first anniversary of your termination date. If Frontier terminates your employment without Cause or you resign for Good Reason, in each case, at any time during the period within twelve months after a Change in Control and you satisfy the Conditions: (i) you will receive, promptly following the date the Release Condition is satisfied, a lump sum payment equal to two times your annual base salary and two times your target bonus at the time of termination, less applicable withholdings; (ii) Frontier will continue to provide the Flight Benefit until the second anniversary of your termination; and (iii) each outstanding and unvested equity award you hold will automatically become vested and, if applicable, exercisable, with respect to one hundred percent (100%) of the unvested shares.

“Cause” shall have the meaning in provided in the Equity Plan.
“Change in Control” shall have the meaning provided in the Equity Plan or, if specified in the award agreement evidencing the award, such agreement.
“Good Reason” shall mean any of the following, without your written consent: (a) a material diminution in your base salary that is not proportionately applicable to other similarly situated employees of Frontier generally; (b) a material diminution in your job responsibilities or duties inconsistent in any material respect with your duties or responsibilities in effect immediately prior to such change, provided, that any change made solely as the result of Frontier or FGHI becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for your Constructive Termination hereunder; or (c) the failure by any successor entity or corporation following

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239

a Change in Control to assume the obligations under this letter agreement. Notwithstanding the foregoing, Executive will not be deemed to have Good Reason unless the condition giving rise to such resignation continues uncured by Frontier more than thirty (30) days following your written notice of such condition provided to Frontier within sixty (60) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.

No amount deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be payable pursuant to this letter agreement unless your termination of employment constitutes a “separation from service” with Frontier within the meaning of Section 409A and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements or in-kind benefits provided pursuant to this letter agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this letter agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or the amount of in- kind benefits provided in one year shall not affect the amount eligible for reimbursement or the amount of in-kind benefits to which you are entitled, respectively, in any subsequent year, and your right to reimbursement or in-kind benefits under this letter agreement will not be subject to liquidation or exchange for another benefit. If Frontier determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, any amount deemed deferred compensation subject to Section 409A of the Code to which you are entitled under this letter agreement in connection with such separation from service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.

Frontier requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by Frontier. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by Frontier, please discuss that with Frontier’s Chief Executive Officer in advance of accepting another position.

As a condition of employment, you will be required to comply with the Additional Terms attached hereto as Exhibit A, which by this reference are incorporated in this letter agreement.
By signing below, you represent that your performance of services to Frontier will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others or confidentiality of proprietary information, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with Frontier is “at will”. This means that it can be terminated by you or by Frontier at any time, with or without advance notice, and for any or no

Frontier Airlines, Inc. 4545 Airport Way Denver, Colorado 80239
particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as Frontier’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of Frontier.

This letter agreement shall be interpreted and construed in accordance with Colorado law without regard to any conflicts of laws principles. While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent written agreement, signed by you and the Chief Executive Officer of Frontier. Any prior or contemporaneous representations (whether oral or written) not contained in this letter agreement that may have been made to you will be expressly cancelled and superseded by this letter agreement.

Please sign and date this letter agreement and return it to me by email at steve.schuller@flyfrontier.com by Friday, August 29, 2025 if you wish to accept employment by Frontier under the terms described above, failing which the offer made by our submission of this letter agreement will expire at the close of business in Denver, Colorado on such date. If you accept this offer by signing a counterpart and returning it to the undersigned as thus described, this letter agreement shall constitute the complete agreement between you and Frontier with respect to the terms and conditions of your employment.

We look forward to a productive and enjoyable work relationship.

Sincerely,
Steven C. Schuller SVP, Human Resources

I agree with and accept the foregoing terms.